NON-DISCRETIONARY INVESTMENT ADVISORY CONTRACT

[Insert Sub-Adviser’s Name Here]

and

Russell Investment Management, LLC

Effective Date:
Termination Date:	May 31, 20___

NON-DISCRETIONARY INVESTMENT ADVISORY CONTRACT

Dated ________________________________.

Between:

Russell Investment Management, LLC (“RIM”), as fiduciary for Russell Investment Company (“RIC”) and Russell Investment Funds (“RIF”) (collectively referred to herein as the “Investment Company”); and

____________________________ (“Sub-Adviser”).

WHEREAS, RIM acts as the advisor of RIC and RIF pursuant to the terms of Advisory Agreements with each of RIC and RIF. RIM is an “investment adviser” to the Investment Company as defined in Section 2(a)(20) of the Investment Company Act of 1940, as amended (the “Act”). Investment Company, a Massachusetts business trust, is an open-end management investment company registered as an investment company under the Act and is subject to the rules and regulations promulgated thereunder (the “Rules”). The Investment Company is a “series” company. The Investment Company issues shares evidencing beneficial interests in separate investment portfolios, each with different investment objectives and policies (individually, a “Fund” and collectively, the “Funds”).

WHEREAS, RIM is responsible for the day-to-day management and administration of the Investment Company and for the coordination of investment of each Fund’s assets in portfolio securities. However, specific portfolio purchases and sales and/or advice for each Fund’s investment portfolio, or a portion thereof, may be provided by portfolio management organizations selected and appointed by RIM, subject to the pre-approval of the Board of Trustees of the Investment Company (the “Board”).

[WHEREAS, Sub-Adviser currently serves as a discretionary money manager to the Fund(s) of RIC and/or RIF as designated on Exhibit A and RIM desires to change Sub-Adviser’s appointment for such Fund(s) from a discretionary money manager to a non-discretionary sub-adviser. Therefore, RIM and Sub-Adviser desire to enter into this Non-Discretionary Investment Advisory Contract, which will replace and supersede the existing Portfolio Management Contract between RIM and Sub-Adviser dated [insert date], [as amended,] with respect to the Fund(s).][To be inserted as appropriate]

Now, therefore, in consideration of the foregoing and of the mutual covenants contained herein, the parties agree as follows:

1. Appointment as a Sub-Adviser. RIM, being duly authorized, hereby appoints and employs Sub-Adviser as a non-discretionary sub-adviser to the Fund(s) of RIC and/or RIF as designated on Exhibit A, on the terms and conditions set forth herein, for those assets of the Fund(s) which RIM, as a fiduciary for Investment Company, determines for Sub-Adviser to advise (those assets being referred to for the Fund(s) individually and collectively as the “Advisory Account”). The Sub-Adviser acknowledges and agrees that RIM maintains sole discretion over the Advisory Account and may determine at any given time that no Fund assets will be advised by Sub-Adviser. This appointment and employment shall not apply to RIC or RIF if Exhibit A designates that this Contract is not applicable to either RIC or RIF.

2. Acceptance of Appointment. Sub-Adviser accepts the appointment as a non-discretionary sub-adviser and agrees to advise the Advisory Account in accordance with the terms and conditions of this Contract. In performing its obligations under this Contract, the Sub-Adviser may not delegate performance of its investment advisory services to any other person or entity, including any one or more of its affiliates.

3. Standard of Performance. The Sub-Adviser shall exercise all due diligence and vigilance in carrying out its functions, powers and duties under this Contract including the degree of care, diligence and skill that a reasonably prudent manager would exercise under the circumstances.

4. Services of Sub-Adviser.

(a)

Sub-Adviser is hereby employed to recommend to RIM portfolio securities for the Advisory Account by creating a list of recommended investments and weightings for RIM’s consideration in managing the Advisory Account (the “Model Portfolio”). The Model Portfolio will be sent by the Sub-Adviser to RIM in accordance with the Operational Procedures set forth in Exhibit G. The Operational Procedures may be amended by RIM from time to time upon written notice by RIM. RIM will make all decisions to purchase, hold or sell assets of the Advisory Account, and Sub-Adviser is not authorized to place orders for the execution of securities or other transactions for or on behalf of the Advisory Account. Other than Sub-Adviser’s responsibilities to make the recommendations contained in the Model Portfolio and to deliver the Model Portfolio, and to provide such other information, reports, records or advice expressly described in this Contract, Sub-Adviser has no authority or responsibility to manage the Advisory Account as RIM retains the authority and responsibility to manage the assets of the Advisory Account.

(b)	In providing the Model Portfolio, Sub-Adviser shall be subject to and shall comply with:

(i)

The Act, the Rules and any other requirement of state or federal laws including the rules, regulations and policy statements approved or issued by the Securities and Exchange Commission thereunder and all applicable laws in the jurisdiction where the Sub-Adviser is located or in which the Advisory Account invests, as amended from time to time (collectively, “Relevant Law”),

(ii)	The Investment Guidelines (as defined in Section 5) of the Model Portfolio furnished pursuant to Section 5,

(iii)	This Contract,

(iv)

The investment restrictions, objectives, strategies and policies set forth in the then current prospectus and statement of additional information of the Fund(s), as amended from time to time (the “Disclosure Documents”),

(v)	The Fund’s policies and procedures;

(vi)	The supervision and control of the Board,

(vii)	Such specific instructions as the Board or RIM may adopt and communicate to Sub-Adviser, and

(viii)	Any other instructions from RIM.

Sub-Adviser shall immediately notify RIM if it is unable to comply with any of the foregoing.

(c)

Sub-Adviser shall be responsible for the Model Portfolio’s compliance with the Investment Guidelines and the Disclosure Documents at each time that the Model Portfolio is delivered to RIM and shall report to RIM immediately any securities or weightings of securities in the Model Portfolio that may be in violation of the Investment Guidelines or the Disclosure Documents at the time of delivery. Sub-Adviser shall reimburse RIM, the Fund(s) or the Advisory Account for any and all losses, costs or damages resulting from such violation if such violation was due to the negligence of the Sub-Adviser.

(d)

If for any reason which is beyond the control of the Sub-Adviser, including market movements, contributions to or withdrawals from the Advisory Account or a change in the nature of any investment (whether through change in business activity or credit rating), the Advisory Account ceases to comply with the Investment Guidelines or the Disclosure Documents, RIM may request and the Sub-Adviser shall promptly provide a Model Portfolio that remedies the non-compliance.

(e)	At RIM’s reasonable request, Sub-Adviser will consult with RIM, with respect to any recommendation made by it with respect to the investments of the Advisory Account.

(f)

Sub-Adviser shall not consult with any other sub-adviser to the Investment Company concerning transactions of the Fund in securities or other assets in the Advisory Account advised by Sub-Adviser other than for purposes of complying with the conditions of paragraphs (a) and (b) of Rule 12d3-1 under the Act.

(g)

Understanding that the Fund is valued on a daily basis, Sub-Adviser shall provide timely assistance to RIM and/or the Fund’s administrator (together, “RI”) in determining or confirming, consistent with the policies stated in the Fund’s Disclosure Documents, the value of any portfolio securities or other assets in the Advisory Account for which RI seeks assistance from Sub-Adviser or identifies for review by Sub-Adviser. This assistance shall include (but is not limited to):

(i)

designating and providing access to one or more employees of Sub-Adviser who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be made available by Sub-Adviser for consultation with RI upon reasonable advance notice;

(ii)	assisting RI in obtaining bids and offers or quotes from broker/dealers or market-makers with respect to securities or other assets held in the Advisory Account (to the extent reasonably practicable);

(iii)

confirming pricing and/or providing recommendations for fair valuations of securities or other assets where a market value is not readily available or has otherwise been deemed by Sub-Adviser to be not reliable (e.g., “Level 3” assets within the ASC 820 fair value hierarchy);

(iv)

taking into account the time sensitive nature of the matter, promptly informing RIM of significant developments that in the judgment of Sub-Adviser affect the value of any security or other asset held in the Advisory Account with respect to the aforementioned fair valuation recommendations that have been made by the Sub-Adviser; and

(v)

maintaining adequate records and written backup information with respect to the securities valuation assistance provided hereunder, and providing such information to RIM upon request, with such records being deemed Fund records.

(h)

[FOR MULTI-ASSET GROWTH STRATEGY FUND AND COMMODITY STRATEGIES FUND ONLY] Sub-Adviser is [not providing commodity interest trading advice to the Fund] / [registered with the National Futures Association as a commodity trading adviser (“CTA”) and agrees that it will provide commodity interest trading advice as a sub-adviser to the Fund in its capacity as a registered CTA] / [providing commodity interest trading advice as a sub-adviser to the Fund in reliance on an exemption from the requirements that it register with the National Futures Association as a commodity trading adviser] / [providing commodity interest trading advice as a sub-adviser to the Fund as if it were exempt from the requirement that it register with the National Futures Association as a commodity trading adviser (“CTA”) and hereby notifies RIM that Sub-Adviser will operate the Fund Account as if it were not registered as a CTA and exempt from the requirements applicable to a registered CTA with respect to the Fund]. [SUB-ADVISER TO SELECT THE APPLICABLE PROVISION]

5. Investment Objectives, Policies and Restrictions. RIM shall provide Sub-Adviser with a statement of the investment objectives and policies of the Model Portfolio and any specific investment restrictions applicable thereto, as amended from time to time (the “Investment Guidelines”), and with the Disclosure Documents and the Fund’s policies and procedures. RIM retains the right, on written notice to Sub-Adviser from RIM, to modify the Investment Guidelines in any manner at any time and Sub-Adviser shall comply with the amended Investment Guidelines in accordance with the timelines established for such change. The Investment Guidelines, as amended from time to time, are hereby incorporated into this Contract.

6. Responsibilities Regarding Proxy Voting and Legal Proceedings.

(a)

Exercise of Voting Rights. Sub-Adviser will not be required to take any action with respect to the voting of proxies solicited by or with respect to the issuers of securities in the Model Portfolio, but will, at the reasonable written request of RIM, provide RIM with its recommendations as to such voting.

(b)

Legal Proceedings. Responsibility to initiate, consider or participate in any bankruptcy, class action or other litigation against or involving any issuer of securities held in or formerly held in the Advisory Account or to advise or take any action with respect to any litigation shall remain with RIM, and Sub-Adviser shall not have any responsibility to, and shall not, initiate, consider or participate in any such matters on behalf of RIM or the Advisory Account. However, Sub-Adviser shall reasonably consult with RIM at RIM’s request in this regard.

7. Reports and Records.

(a)	Sub-Adviser shall:

(i)

Maintain, keep current and preserve any records that are required to be maintained under the Investment Advisers Act of 1940, as amended (“Advisers Act”), or any other applicable federal or state law relating to the services it provides hereunder.

(ii)

Provide, upon request, information which is complete and accurate in all material respects to the extent the necessary information is within the reasonable control of Sub-Adviser, regarding the Model Portfolio and as is necessary to enable RIM to assess the capability of the Sub-Adviser to provide the Model Portfolio, and otherwise to comply with Relevant Law.

(iii)	Keep the Model Portfolio under review and confer with RIM as RIM may reasonably request regarding the Model Portfolio.

(iv)	Provide RIM with such periodic reports concerning the Model Portfolio as RIM may from time to time reasonably request.

(v)

With the consent of RIM, or as required by law upon notice to RIM, give any information and assistance and make available any records relating to the Model Portfolio reasonably required by the auditors of the Fund, or to any other governmental or regulatory authority or as required by law or any court of competent jurisdiction.

(vi)

Promptly provide to RIM any other information required by Investment Company to fulfill Investment Company’s obligation under its Master Trust Agreement or any Relevant Law and complete returns to regulatory authorities, including taxation authorities, and, if requested by RIM, promptly provide the information required by RIM and/or Investment Company to fulfill its obligations.

(vii)	Provide access to, and a copy of, the accounts and other records relating to the Model Portfolio whenever reasonably requested by RIM to any person duly authorized by RIM.

(viii)

Within ten (10) business days of each calendar quarter end, Sub-Adviser’s compliance officer shall complete and deliver a compliance questionnaire to RIM, certifying that no material breaches of any applicable policy or procedures have occurred in relation to the Model Portfolio.

(b)	RIM shall:

(i)	Maintain on behalf of the Investment Company the records listed in Exhibit B hereto (as amended from time to time).

(ii)	Provide Sub-Adviser with such periodic reports concerning the status of the Model Portfolio or the Advisory Account as Sub-Adviser may from time to time reasonably request.

8. Fees for Services. The compensation of Sub-Adviser for its services under this Contract shall be paid by RIM, acting as a fiduciary for Investment Company, in accordance with the attached Exhibit C (which may include multiple exhibits covering different fee schedules for different Funds, as agreed between the parties from time to time). To the extent that the Investment Company, as principal, has discharged or been relieved of its duty to pay over to RIM, by reason of its payment to RIM, in its capacity as a fiduciary for Investment Company, any or all amounts payable to the Sub-Adviser, the Sub-Adviser agrees to look solely to RIM for payment of amounts payable to Sub-Adviser hereunder. Sub-Adviser shall disclose to RIM any monetary benefit, fee or commission received by it or any affiliate in relation to the provision of the Model Portfolio.

9. Other Investment Activities of Sub-Adviser. RIM acknowledges that Sub-Adviser, or one or more of its affiliates, may have investment responsibilities or render investment advice to, or perform other investment advisory services for, other individuals or entities (“Affiliated Accounts”). Subject to the provisions of Section 3 hereof, RIM agrees that Sub-Adviser or its affiliates may give advice or exercise investment responsibility and take such other action with respect to other Affiliated Accounts which may differ from advice given in the form of or with respect to the Model Portfolio, provided that Sub-Adviser acts in good faith, and provided, further, that it is Sub-Adviser’s policy to recommend, within its reasonable discretion, investment opportunities for the Advisory Account over a period of time on a fair and equitable basis relative to the Affiliated Accounts, taking into account the investment objectives and policies of the Advisory Account and any specific investment restrictions applicable thereto. RIM acknowledges that one or more of the Affiliated Accounts may at any time hold, acquire, increase, decrease, dispose of or otherwise deal with positions in investments in which the Advisory Account may have an interest from time to time, whether in transactions which may involve the Advisory Account or otherwise. Sub-Adviser shall have no obligation to recommend for the Advisory Account a position in any investment which any Affiliated Account may acquire, and RIM shall have no first refusal, coinvestment or other rights in respect of any such investment, either for the Advisory Account or otherwise.

10. Certificate of Authority. From time to time, each party shall provide to the other and/or to a third party as directed by the other party a certified list of officers and employees who are authorized to act on its behalf (the “Authorized Persons”). Each party may rely on any instruction that it reasonably believes to have been given by an Authorized Person. Exhibit E sets forth those persons who are authorized to: (a) execute this Contract and any amendments to the Contract; and (b) amend the Investment Guidelines. Each party may amend its list of Authorized Persons upon written notice to the other party.

11. Limitation of Liability; Indemnification.

(a)

Sub-Adviser shall not be liable for any action taken, omitted or suffered to be taken by it in its reasonable judgment, in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Contract, or in accordance with (or in the absence of) specific directions or instructions from RIM; provided, however, that such acts or omissions shall not have resulted from Sub-Adviser’s willful misfeasance, bad faith or negligence, violation of the standard of care established by and applicable to Sub-Adviser in its actions under this Contract, or breach of its duty or of its obligations hereunder. Notwithstanding the foregoing, federal and state securities laws (and ERISA, if applicable) impose liability under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which Investment Company and/or RIM may have under federal or state securities laws of the United States of America or under any other applicable law (including ERISA, if applicable).

(b)

Sub-Adviser agrees to indemnify RIM, its affiliates, the Investment Company and the Fund against any and all liability, loss, claim, damages, court costs or expenses (including reasonable attorneys’ fees) which any of them may incur or suffer as a result of or in connection with Sub-Adviser’s (or its employees’ or agents’) violation of Relevant Law or Sub-Adviser’s willful misfeasance, bad faith or negligence, violation of the standard of care established by and applicable to Sub-Adviser in its actions under this Contract, or breach of its duty or of its obligations hereunder.

(c)

RIM agrees to indemnify the Sub-Adviser and its affiliates against any and all liability, loss, claim, damages, court costs or expenses (including reasonable attorneys’ fees) which the Sub-Adviser or its affiliates may incur or suffer as a result of or in connection with RIM’s (or its employees’ or agents’) violation of this Contract or Relevant Law, or RIM’s negligence or willful misfeasance in carrying out its duties under this Contract.

12. Confidentiality. Each party expressly undertakes to protect and to preserve the confidentiality of all information and know-how made available under or in connection with this Contract, or the parties’ activities hereunder that is either designated as being confidential, or which, by the nature of the circumstances surrounding the disclosure, ought in good faith be treated as proprietary or confidential (the “Confidential Information”). The Sub-Adviser understands that the holdings, performance or any other information regarding the Advisory Account is the property of the Fund and may be used by the Fund or by RIM as its agent in their discretion, including with respect to RIM’s investment advisory services to the Fund. RIM agrees to treat the Model Portfolio delivered to it by the Sub-Adviser as Confidential Information and agrees not to disclose or redistribute the Model Portfolio without the Sub-Adviser’s prior written consent to such disclosure or redistribution. The Sub-Adviser understands and agrees that the confidentiality obligations contained in this Section 12 will in no way limit or restrict RIM’s or the Fund’s ability to distribute or disclose the holdings of the Advisory Account or any purchases, sales or other transactions with respect to the Advisory Account.

Each party shall take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information but in any event using a reasonable standard of care, to keep confidential the Confidential Information. Neither party shall disclose Confidential Information except: (a) to its employees, consultants, legal advisors or auditors having a need to know such Confidential Information; (b) in accordance with a judicial or other governmental order or when such disclosure is required by law, provided that prior to such disclosure the receiving party shall provide the disclosing party with at least 15 days prior written notice (or, if 15 days prior written notice is not possible given the terms of the order, with prompt verbal notice followed by next day written notice), shall seek, or permit the disclosing party to seek, a protective order or equivalent to the extent one does not already apply, and shall comply with the terms of any such protective order or equivalent; or (c) in accordance with a regulatory audit or inquiry, without prior notice to the disclosing party, provided that the receiving party shall obtain a confidentiality undertaking from the regulatory agency where possible; provided further that with respect to (b) and (c), the receiving party shall only disclose such Confidential Information as is minimally required to respond to the order or inquiry, based upon the advice of counsel.

Neither party will make use of any Confidential Information except as expressly authorized in this Contract or as agreed to in writing between the parties. However, the receiving party shall have no obligation to maintain the confidentiality of information that: (a) it received rightfully from another party prior to its receipt from the disclosing party; (b) the disclosing party discloses generally without any obligation of confidentiality; (c) is or subsequently becomes publicly available without the receiving party’s breach of any obligation owed the disclosing party; or (d) is independently developed by the receiving party without reliance upon or use of any Confidential Information. Each party’s obligations under this clause shall survive for a period of three (3) years following the expiration or termination of this Contract.

Notwithstanding anything herein to the contrary, each party to this Contract may disclose any information with respect to the United States federal income tax treatment and tax structure (and any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction) of the transactions contemplated hereby.

13. Assignment. No assignment, as that term is defined in Section 2(a)(4) of the Act, of this Contract shall be made by Sub-Adviser, and this Contract shall terminate automatically in the event that it is assigned.

Sub-Adviser shall notify RIM in writing of: (1) any proposed change in ownership of Sub-Adviser that may be considered to be a change of control (as defined in Section 2(a)(9) of the Act) of Sub-Adviser; and (2) whether or not an assignment as defined in Section 2(a)(4) of the Act will result. If Sub-Adviser determines that a proposed ownership change described in (1) above does not constitute a change of control as defined in Section 2(a)(9) of the Act, Sub-Adviser shall provide RIM, at Sub-Adviser’s expense, an independent legal opinion stating that no change of control as defined in Section 2(a)(9) will occur as a result of the ownership change (the “Legal Opinion”). If Sub-Adviser would not otherwise obtain a Legal Opinion, RIM may, in its sole discretion, determine that Sub-Adviser may provide an independent legal memorandum in lieu of the Legal Opinion.

The written notice required by the preceding paragraph shall be provided at least 90 days in advance of the ownership change to enable RIM to either (1) take the steps necessary to consider a new Contract with Sub-Adviser, including seeking the approval of the Board at an in-person meeting, and create, file and deliver a supplement to its Disclosure Documents, or (2) review the Legal Opinion or legal memorandum. Sub-Adviser agrees to (a) bear the reasonable expenses of supplementing the Disclosure Documents and any marketing or other materials and of notifying Fund(s) shareholders and regulators of any such assignment by Sub-Adviser or change in control of Sub-Adviser as RIM reasonably deems necessary and (b) bear the reasonable expenses, including meeting fees and travel costs, of a special meeting of the Board if a special meeting of the Board is required to be called to approve any such assignment by Sub-Adviser or change in control of Sub-Adviser.

14. Representations, Warranties and Agreements of RIM. RIM represents, warrants and agrees that:

(a)	Sub-Adviser has been duly appointed by the Investment Company Board to provide investment services to the Advisory Account as contemplated hereby.

(b)

RIM will deliver to Sub-Adviser a true and complete copy of the Fund’s current Disclosure Documents and policies and procedures as effective from time to time, such other documents or instruments governing the Advisory Account, and such other information as is necessary for Sub-Adviser to carry out its obligations under this Contract.

(c)

The organization of the Investment Company and the conduct of the business of the Fund(s) and the Advisory Account as contemplated by this Contract, complies, and shall at all times comply, with the requirements imposed upon the Investment Company by Relevant Law.

(d)

It or the Investment Company may be subject to the provisions of the Gramm-Leach Bliley Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and regulations promulgated under each of those Acts, and that it and the Investment Company have compliance procedures in place which are reasonably designed to ensure compliance with all applicable requirements related thereto.

(e)	RIM has received Part 2 of Sub-Adviser’s Form ADV on or before its execution of this Contract.

15. Representations, Warranties and Agreements of Sub-Adviser. Sub-Adviser represents, warrants and agrees that:

(a)	Sub-Adviser is registered as an “investment adviser” under the Advisers Act or an “insurance company” as defined in Section 202(a)(12) of the Advisers Act.

(b)

Sub-Adviser has adopted, maintains and enforces a written code of ethics complying with the requirements of Rule 17j-1 under the Act, will provide to RIM a copy of the code of ethics and evidence of its adoption, and will make such reports to RIM as required by Rule 17j-1 under the Act.

(c)	If Sub-Adviser is a partnership, Sub-Adviser will notify RIM of any changes in the membership of its partnership within a reasonable time after such change.

(d)	It is not currently the subject of, and has not been the subject of during the last three (3) years, any enforcement action by a regulator.

(e)	It maintains insurance coverage in an appropriate amount and shall upon request provide to RIM any information it may reasonably require concerning the amount of or scope of such insurance.

(f)

Sub-Adviser is not, except as set forth in Exhibit D hereto a party to any agreement, arrangement, or understanding such as a non-compete agreement that would restrict, limit, or otherwise interfere with the ability of the Investment Company, RIM or any of its affiliates to employ or engage any of Sub-Adviser’s key investment professionals or any entity, now or in the future, to advise the Advisory Account, any other Investment Company assets, or any other assets managed by RIM or any of its affiliates.

(g)

It may be subject to the provisions of the Gramm-Leach Bliley Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and regulations promulgated under each of those Acts, and to the extent any is applicable has compliance procedures in place which are reasonably designed to ensure compliance with all applicable requirements related thereto.

(h)	The delivery of the Model Portfolio to RIM will not violate the portfolio holdings disclosure policy of any of Sub-Adviser’s other advisory clients, including any other registered investment company.

16. Marketing Materials, Trademarks and other Intellectual Property.

(a)

RIM, and/or its affiliates (collectively “Russell Investment Group”), may use certain identifying information including, but not limited to, trade names, trademarks, service marks, photographs, biographical information and general firm background information (the “Proprietary Materials”) of the Sub-Adviser, in Sales Materials, as defined below, only for the purpose of identifying the Sub-Adviser’s relationship and activities with respect to the Funds. Sub-Adviser shall provide such Proprietary Materials upon Russell Investment Group’s request. Sales Materials include, but are not limited to, advertisements (such as material published, or designed, for use in a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, electronic media, or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints, press releases or excerpts of any other advertisement, sale literature, or published article), and educational or training materials. Sub-Adviser hereby warrants that it has the necessary rights to and does hereby grant to the Russell Investment Group, a non-exclusive, limited license to use the Proprietary Materials in the manner set forth herein. Sub-Adviser hereby represents that it has the necessary authorization and has secured any appropriate releases from each individual portfolio manager within its firm who acts as a portfolio manager to Russell Investment Group products to grant the Russell Investment Group permission to use such manager’s photograph and biographical information as provided herein. Sub-Adviser hereby warrants that to the best of its knowledge the Proprietary Materials and Russell Investment Group’s use thereof pursuant to this Section 16 do not infringe the intellectual property rights of any third party and Sub-Adviser hereby indemnifies the Russell Investment Group against any costs, expenses, losses or damages suffered by or payable by the Russell Investment Group arising out of the breach of this warranty. Sub-Adviser’s grant under this Contract shall extend to Sales Materials distributed by financial intermediaries who have been approved by the Russell Investment Group to distribute Russell Investment Group products.

(b)

The Russell Investment Group shall not, by virtue of this Contract, acquire any right, title or interest in or to any of the Proprietary Materials or any associated goodwill of the Sub-Adviser or its affiliates. The Russell Investment Group shall not take any unauthorized action that could infringe, interfere with or diminish the rights, title or interest in the Proprietary Materials or any associated goodwill of the Sub-Adviser or its affiliates (including but not limited to the use of confusingly similar names or marks in connection with the advertisement, marketing or sale of a good or service). The Russell Investment Group shall use appropriate symbols and footnotes to protect the status of such Proprietary Materials in accordance with the Sub-Adviser’s reasonable policies adopted from time to time and provided to Russell Investment Group. Sub-Adviser shall not look to the Investment Company for satisfaction of RIM’s obligations under this Section 16.

(c)

Sub-Adviser and its affiliates may issue Sales Materials that solely identify Sub-Adviser as a sub-adviser of the Fund but shall not issue any Sales Materials that provide any other information or make any other representations concerning the Fund (such as a description of the Fund and/or its investment strategies, a description of the Sub-Adviser’s investment strategy with respect to the Advisory Account, or the assets of the Advisory Account) without the prior written consent of Russell Investment Group.

17. Amendment. This Contract may be amended at any time, but only by written agreement between Sub-Adviser and RIM, which amendment, other than amendments to Exhibit B, must be approved by the Board in the manner required by the Act. The Investment Guidelines may be amended by specific written instruction from an Authorized Person of RIM to the Sub-Adviser.

18. Effective Date; Term. This Contract shall become effective for the Fund(s) on the effective date set forth on the cover page of this Contract, and shall continue in effect until the termination date set forth on the cover page of this Contract. Thereafter, the Contract shall continue in effect for successive annual periods only so long as its continuance has been specifically approved at least annually by the Board in the manner required by the Act. [Upon the effective date, this Contract shall replace and supersede the existing Portfolio Management Contract between RIM and Sub-Adviser dated [insert date], [as amended,] with respect to the Fund(s).][To be inserted as appropriate]

19. Termination.

(a)	This Contract may be terminated without the payment of any penalty:

(i)	At any time by RIM or the Investment Company upon written notice to the Sub-Adviser; and

(ii)	By Sub-Adviser upon thirty (30) days written notice to RIM.

(b)	Termination of this Contract does not affect any:

(i)	Claims by Sub-Adviser in respect of accrued management fees and expenses incurred in respect of the period prior to termination; or

(ii)	Other claims which either party may have against the other.

(c)	Promptly after any written notice of any termination of this Contract, Sub-Adviser shall:

(i)	Notify RIM of any fees, charges and expenses due Sub-Adviser through the termination date; and

(ii)	Deliver to RIM (or as RIM directs) copies of all records which may be reasonably required by RIM in respect of the Advisory Account.

20. Applicable Law. To the extent that state law shall not have been preempted by the provisions of any laws of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Contract shall be administered, construed, and enforced according to the laws of the State of Washington excluding the laws relating to conflicts of laws.

21. No Waiver. No failure to exercise and no delay in exercising any right, power or remedy under this Contract will operate as a waiver. Nor will any single or partial exercise of any right, power or remedy preclude any other or further exercise of that or any other right, power or remedy.

22. Entire Agreement. This Contract contains the entire agreement between the parties with respect to its subject matter. It supersedes all earlier conduct by the parties or prior agreement between the parties with respect to its subject matter.

23. Severance. Any provision of this Contract that is prohibited or unenforceable in any jurisdiction will be ineffective in that jurisdiction to the extent of the prohibition or unenforceability. That will not invalidate the remaining provisions of this Contract nor affect the validity or enforceability of that provision in any other jurisdiction.

24. Third-Party Beneficiaries. The only parties to this Contract are RIM and the Sub-Adviser, and RIM and the Investment Company are the only beneficiaries of the Sub-Adviser’s services hereunder. The parties do not intend for this Contract to benefit any other person including, without limitation, a record owner or beneficial owner of the shares of the Investment Company.

25. Counterparts. This Contract may be executed in any number of counterparts. All counterparts taken together will be deemed to constitute one document.

26. Notices.

(a)	The Sub-Adviser shall:

(i)	Notify RIM immediately of any instruction given to it pursuant to the terms of this Contract (including the Investment Guidelines) or of any Relevant Law which has not been complied with;

(ii)	Notify RIM immediately of any event having a significant adverse effect on the financial position of the Model Portfolio, with such particulars as RIM may reasonably require; and

(iii)	Notify RIM immediately if Sub-Adviser is, or if Sub-Adviser is of the opinion that it may soon be, in breach of any of the representations, warranties or agreements set out in this Contract.

(b)

Any notice given under this Contract shall be in writing and shall be sent to the address or email address as set out in Exhibit F or to any other address or email address that either party may specify in writing to the other. A notice shall be deemed to have been delivered:

(i)	In the case of delivery in person or by post or by reputable courier service, when delivered, received or left at the party’s address; and

(ii)	In the case of delivery by email, when sent.

If delivery or receipt occurs on a day which is not a business day or is later than 4:00 p.m. (local time), it shall be taken to have been duly given at the commencement of the next business day.

27. Master Trust Agreement Limitation of Liability. The Third Amended and Restated Master Trust Agreement dated March 1, 2018, as amended from time to time, establishing RIC, which is hereby referred to and a copy of which is on file with the Secretary of The Commonwealth of Massachusetts, provides that the name Russell Investment Company means the Trustees from time to time serving (as Trustees but not personally) under said Master Trust Agreement. The Second Amended and Restated Master Trust Agreement dated March 1, 2018, as amended from time to time, establishing RIF, which is hereby referred to and a copy of which is on file with the Secretary of The Commonwealth of Massachusetts, provides that the name Russell Investment Funds means the Trustees from time to time serving (as Trustees but not personally) under said Master Trust Agreement. It is expressly acknowledged and agreed that the obligations of RIM hereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of the Investment Company, personally, but shall bind only the trust property of the Investment Company, as provided in each Master Trust Agreement. The execution and delivery of this Contract has been authorized by the Trustees of the Investment Company and signed by an officer of RIM, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Investment Company as provided in each Master Trust Agreement.

28. Representative Clientele List. RIM consents to Sub-Adviser’s use of Investment Company’s name in its representative client list that is distributed to potential clients so long as this Contract is in effect.

This Non-Discretionary Investment Advisory Contract is effective as of the date set forth on the cover page hereof.

[Insert Sub-Adviser’s Name Here]	Russell Investment Management, LLC, as a fiduciary for Investment Company

BY:	BY:
NAME:	NAME:
TITLE:	TITLE:

DATE:	DATE:

EXHIBITS:	A.	Funds Subject to Contract
	B.	Records to be Maintained by RIM
	C.	Fees for Investment Management Services
	D.	Description of Sub-Adviser’s Non-Compete Arrangements
	E.	Authorized Persons
	F.	Notice Information
	G.	Operational Procedures

EXHIBIT A

FUNDS SUBJECT TO NON-DISCRETIONARY INVESTMENT ADVISORY CONTRACT

Russell Investment Company:

Russell Investment Funds:

EXHIBIT B

RECORDS TO BE MAINTAINED BY RIM

*1.

A record of each brokerage order, and all other portfolio purchases and sales, given by RIM or on behalf of the Investment Company for, or in connection with, the purchase or sale of securities, whether executed or unexecuted. Such records shall include:

A.	The name of the broker,

B.	The terms and conditions of the order, and of any modification or cancellation thereof,

C.	The time of entry or cancellation,

D.	The price at which executed,

E.	The time of receipt of report of execution, and

F.	The name of the person who placed the order on behalf of the Investment Company (1940 Act Rule, 31a-1(b)(5) and (6)).

*2.

A record for each fiscal quarter, completed within ten (10) days after the end of the quarter, showing specifically the basis or bases upon which the allocation of orders for the purchase and sale of portfolio securities to brokers or dealers, and the division of brokerage commissions or other compensation on such purchase and sale orders. The record:

A.	Shall include the consideration given to:

(i)	The sale of shares of the Investment Company.

(ii)	The supplying of services or benefits by brokers or dealers to:

(a)	The Investment Company,

(b)	The Investment Management Company,

(c)	Yourself (i.e., RIM), and

(d)	Any person other than the foregoing.

(iii)	Any other considerations other than the technical qualifications of the brokers and dealers as such.

B.	Shall show the nature of the services or benefits made available.

C.

Shall describe in detail the application of any general or specific formula or other determinant used in arriving at such allocation of purchase and sale orders and such division of brokerage commissions or other compensation.

D.	The identities of the persons responsible for making the determination of such allocation and such division of brokerage commissions or other compensation (1940 Act, Rule 31a-1(b)(9)).

*3.

A record in the form of an appropriate memorandum identifying the person or persons, committees, or groups authorizing the purchase or sale of portfolio securities. Where an authorization is made by a committee or group, a record shall be kept of the names of its members who participate in the authorization. There shall be retained as part of this record any memorandum, recommendation, or instruction supporting or authorizing the purchase or sale of portfolio securities (1940 Act, Rule 31a-1(b)(10)) and such other information as is appropriate to support the authorization.**

4.

Such accounts, books and other documents as are required to be maintained by registered investment advisers by rule adopted under Section 204 of the Investment Advisers Act of 1940, to the extent such records are necessary or appropriate to record RIM’s transactions on behalf of the Investment Company (1940 Act, Rule 31a-1(f)).

*	Maintained as property of the Investment Company pursuant to 1940 Act Rule 31a-3(a).
**

Such information might include: the current Form 10-K, annual and quarterly reports, press releases, reports by analysts and from brokerage firms (including their recommendations, i.e., buy, sell, hold), and any internal reports or portfolio manager reviews.

EXHIBIT C

FEES FOR INVESTMENT MANAGEMENT SERVICES

[INSERT SUB-ADVISER’S NAME HERE]

IN RESPECT OF RUSSELL INVESTMENT COMPANY

[INSERT FUND NAME HERE]

For Sub-Adviser’s provision of the Model Portfolio to RIM under this Contract, RIM, as a fiduciary for Investment Company, shall pay Sub-Adviser a fee determined by multiplying the Average Account Net Assets (as defined below) by the fee rate specified in the table below. All fees shall be calculated and paid quarterly in arrears. Fees for partial periods shall be prorated for the portion of the period for which services were rendered. For aggregated fee schedules, the fee rate shall be determined based upon Average Total Net Assets (as defined below) and the fee rate specified in the table below.

___ b.p. on the first U.S. $__________

___ b.p. on the next U.S. $__________

___ b.p. on the next U.S. $__________

___ b.p. on the balance

(expressed as annualized rates)

(Aggregated across Russell Investments Group of Companies)

For purposes of this Exhibit:

“Average Account Net Assets” for any quarter shall mean the average assets of the Advisory Account for the last business day of each month ended in the calendar quarter and the last business day of the month ended immediately prior to the calendar quarter.

“Average Total Net Assets” for any quarter shall mean the sum of the Average Account Net Assets and the average for the same quarter of all other accounts (calculated in the same manner as Average Account Net Assets) advised by Sub-Adviser for the Russell Investments Group of Companies which use a substantially equivalent investment strategy to that employed by Sub-Adviser with respect to the Model Portfolio.

In order for the Sub-Adviser to determine Average Account Net Assets, on a monthly basis, within 10 business days of the prior month-end, RIM will provide the Sub-Adviser the Advisory Account value as of the last business day of the prior month.

If the Sub-Adviser advises such other accounts, as defined above, and the fee is based on the aggregate total value of those accounts, the Sub-Adviser must include the value of each such other account on any investment management invoice.

“Russell Investments Group of Companies” shall mean RIM and any affiliated company which is a direct or indirect subsidiary of Russell Investments Group, Ltd.

Invoices will be calculated and submitted in USD.

[insert Sub-Adviser name]

Non-Discretionary Investment Advisory Contract

Effective Date: _____________

Invoice Instructions

Send fee invoices to:

russellinvestments_invoicecapture@concursolutions.com

Billing related inquires may be addressed to GlobalMoneyManagerFeeTeam@russellinvestments.com

EXHIBIT D

DESCRIPTION SUB-ADVISER NON-COMPETE ARRANGEMENTS

[Insert the word “None” if Sub-Adviser does not currently have a non-compete in place.]

EXHIBIT E

AUTHORIZED PERSONS

Authorized Persons of RIM:

(a)	Execution and Termination of Non-Discretionary Investment Management Contract and Amendments:

Peter Gunning,	Global Chief Investment Officer
Kim	Rogers, Senior Manager, Portfolio Onboarding

(b)	Amending Investment Guidelines to Non-Discretionary Investment Management Contract:

Those persons	listed in section (a)

Authorized Persons of Sub-Adviser:

(a)	Execution of Non-Discretionary Investment Management Contract and Amendments and Acknowledgement of Termination:

(b)	Acknowledgement of Receipt of Amended Investment Guidelines to Non-Discretionary Investment Management Contract:

EXHIBIT F

NOTICE INFORMATION

1.	RIM

Attention:	General Counsel

With copy to:	Portfolio Onboarding

Address:	1301 2nd Ave., 18th Floor
Seattle, WA 98101

Email:	malbaneze@russellinvestments.com
With copy to:	RUS-IM&R_PIT@russellinvestments.com

2.	Sub-Adviser

Attention:

Address:

EXHIBIT G

OPERATIONAL PROCEDURES

1.	In accordance with and subject to the terms of the Contract, Sub-Adviser will transmit to RIM a Model Portfolio for the Fund(s) listed on Exhibit A in accordance with the provisions below.

2.

Sub-Adviser shall transmit each Model Portfolio to RIM in the RIM provided model maintenance format, so that RIM shall receive this data no later than 8:00 a.m. Pacific Time. Sub-Adviser shall transmit each Model Portfolio to RIM when Sub-Adviser recommends the purchase and sale of securities for the Advisory Account and upon RIM’s request pursuant to the terms of the Contract.

3.	The Sub-Adviser shall send to RIM each current Model Portfolio, weighted from the most recent of such Model Portfolio update to include the following:

•	Sedol (7 digit) – preferred security identifier

•	If Sedol is not provided, provide one of the following identifiers:

•	Ticker (best for US)

•	CUSIP (US and/or Canadian)

•	ISIN (International)

•	Currency

•	Weights of securities included in the Model Portfolio

•	Rounded to the nearest basis point

•	Cash included

4.	Russell Investments Contact Information:

PSRebal@russellinvestments.com

5.	This Exhibit G may be supplemented by further operational procedures or submission instructions as may be communicated to the Sub-Adviser in writing from time to time.